Exhibit 10.18

Fourth Amendment to Employment Agreement

This Fourth Amendment (“Fourth Amendment”), to the Employment Agreement (the "Agreement") dated February 27, 2007 between Payment Data Systems, Inc. ("PDS") and Michael R. Long (“Executive") is entered into this 2nd day of July, 2012 and is made part of the Agreement which is hereby amended as follows:

1.           Definitions.  All capitalized terms used herein and not expressly defined herein shall have the respective meanings given to such terms in the Agreement.

2.           Entire Agreement.  Except as expressly modified by this Fourth Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations of PDS and Executive.

3.           Successors and Assigns.  This Fourth Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

4.           Section References.  Section titles and references used in this Fourth Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

5.           Now, therefore, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged:

a.	The Base Salary as set forth in Schedule 4(a)(i) of Schedule 1 to the Agreement is hereby amended to be $255,000 per annum in year 2012.
b.	The Bonus Compensation as set forth in Section 4(b)(ii) shall be replaced in its entirety with:

“The Executive shall receive an additional bonus of $216,000.00, payable as of November 1st of each year during the Term and auto renewals of this Agreement, with the exception of the year 2012 whereby the additional bonus compensation will be $54,000 and paid on November 1st of 2012.  The bonus may be paid, at the sole discretion of the Company, either in cash or in shares of common stock of the Company, with the exception of year 2012 whereby the additional bonus compensation will be paid in cash.  If the Company pays the bonus in the form of shares of common stock, the number of shares to be issued shall be based upon the closing price of the Company’s common stock as of October 15th (or the last trading day prior to October15th) of the year the bonus is due to be paid.”

Such revisions to the Employment Agreement will be effective as of the date of this Agreement.  This Fourth Amendment amends the Agreement as set forth herein. All previously existing obligations under the Agreement are hereby reaffirmed in all respects.

In witness thereof, the parties hereto have caused this Fourth Amendment to the Agreement to be executed on the day and year first above written.

Payment Data Systems, Inc.	Executive

By: /s/ Louis A. Hoch	By: /s/ Michael R. Long
Name: Louis A. Hoch	Name: Michael R. Long
Title: President & COO